AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 15, 2004

REGISTRATION NO. 333-120088

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-2

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DYNAMIC HEALTH PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Florida	34-1711778
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6911 Bryan Dairy Road, Suite 210

Largo, Florida 33777

(727) 329-1845

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Mandeep K. Taneja, Chief Executive Officer

6911 Bryan Dairy Road, Suite 210

Largo, Florida 33777

(727) 329-1845

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Gregory Sichenzia, Esq.

Thomas A. Rose, Esq.

Sichenzia Ross Friedman Ference LLP

1065 Avenue Of The Americas

New York, New York 10018

(212) 930-9700

Approximate Date Of Commencement Of Proposed Sale To Public: As Soon As Practicable After This Registration Statement Becomes Effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

Item 16.	Exhibits

3.1	Articles of Incorporation of Direct Rx Healthcare, Inc., filed January 27, 1998. (1)

3.2	Articles of Amendment to Articles of Incorporation of Nu-Wave Health Products, Inc., dated August 11, 1998. (2)

3.3	Articles of Amendment to Articles of Incorporation of Dynamic Health Products, Inc., filed September 1, 1998. (3)

3.4	Articles of Restatement of the Articles of Incorporation of Dynamic Health Products, Inc., filed April 16, 1999. (3)

3.5	Certificate of Amendment to Restated Articles of Incorporation of Dynamic Health Products, Inc., filed October 25, 2004, filed as an exhibit to Form 8-K filed on October 26, 2004 and incorporated herein by reference.

5.1	Sichenzia Ross Friedman Ference LLP Opinion and Consent

10.1	Note and Mortgage in favor of GE Capital Small Business Finance Corporation from the Company, dated September 13, 1999. (4)

10.2	Consulting Agreement between Dynamic Health Products, Inc. and Jugal K. Taneja, dated February 14, 2002. (5)

10.3	Stock Purchase Agreement dated September 10, 2004, by and among Dynamic Health Products, Inc., Robert T. O’Leary, Linda O’Leary, and Bob O’Leary Health Food Distributor Co., Inc., filed as an exhibit to Form 8-K, filed on September 10, 2004 and incorporated herein by reference

10.4	Securities Purchase Agreement, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

10.5	Master Security Agreement, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

10.6	Registration Rights Agreement, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

10.7	Guaranty, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

10.8	Subsidiary Guaranty, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

10.9	Supplemental Stock Pledge Agreement, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

10.10	Subsidiary Stock Pledge Agreement, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

10.11	Secured Convertible Term Note, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

10.12	Common Stock Purchase Warrant, dated as of September 30, 2004, filed as an exhibit to Form 8-K filed on October 6, 2004 and incorporated herein by reference.

14.1	Code of Ethics of Dynamic Health Products, Inc. (6)

23.1	Consent of Brimmer, Burke & Keelan LLP (previously filed)

23.2	Consent of Kronick Kalada Berdy & Co. (previously filed)

23.3	Consent of Sichenzia Ross Friedman Ference LLP, included in Exhibit 5

(1)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 1998, file number 0-23031, filed in Washington, D.C.

(2)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 1998, file number 0-23031, filed in Washington, D.C.

(3)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 1999, file number 0-23031, filed in Washington, D.C.

(4)	Incorporated by reference to the Company’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999, file number 0-23031, filed in Washington, D.C.

(5)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2002, file number 0-23031, filed in Washington, D.C.

(6)	Incorporated by reference to the Company’s Annual Report on Form 10-KSB for the fiscal year ended March 31, 2003, file number 0-23031, filed in Washington, D.C.

SIGNATURES

Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on Form S-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on November 15, 2004.

DYNAMIC HEALTH PRODUCTS, INC.

By:	/s/ MANDEEP K. TANEJA
Mandeep K. Taneja,
Chief Executive Officer and President

By:	/s/ CANI I. SHUMAN
Cani I. Shuman,
Chief Financial Officer, Secretary and Treasurer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mandeep K. Taneja and Cani I. Shuman, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, any Amendments thereto and any Registration Statement of the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MANDEEP K. TANEJA Mandeep K. Taneja	Chief Executive Officer, President and Director	November 15, 2004

/s/ CANI I. SHUMAN Cani I. Shuman	Chief Financial Officer, Secretary, Treasurer and Director	November 15, 2004

/s/ MANDEEP K. TANEJA, Attorney-In-Fact Jugal K. Taneja	Chairman of the Board and Director	November 15, 2004

/s/ MANDEEP K. TANEJA, Attorney-In-Fact Kotha S. Sekharam, Ph.D.	Director	November 15, 2004

/s/ MANDEEP K. TANEJA, Attorney-In-Fact Rakesh K. Sharma, M.D.	Director	November 15, 2004

/s/ MANDEEP K. TANEJA, Attorney-In-Fact Morton L. Stone	Director	November 15, 2004

II-6